EXHIBIT 99.1


        Qualstar Comments on Preliminary First Quarter Revenues

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Oct. 9, 2003--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today announced that preliminary revenues for the first quarter of fiscal 2004 ended September 30, 2003 are below original expectations. The Company now expects to report net revenues of approximately $5.9 million for the first quarter. Qualstar posted net revenues of $8.8 million in the comparable period a year ago.
    Commenting on the preliminary first quarter revenues, William Gervais, president and chief executive officer of Qualstar Corporation, stated, "Our lower than anticipated first quarter net revenues are due primarily to the continued softness in demand for our libraries with AIT (Advanced Intelligent Tape) technology. Although our sales of libraries incorporating 1/2 inch technology -- LTO (Linear Tape Open), SDLT (Super Digital Linear Tape) and SAIT (Super Advanced Intelligent Tape) -- have been increasing, these increases have not been sufficient to offset the decline in sales of libraries with AIT tape technology. We are initiating some actions that we anticipate will help offset the decline in our AIT based libraries and gain some momentum in our libraries with 1/2 inch technologies. We will discuss these actions along with other programs in more detail on our first quarter conference call."
    Qualstar Corporation will report its first quarter financial results after the market closes on October 30, 2003, at which time additional commentary will be provided. A conference call to discuss these results will be held the same day at 2:00 PM PT/5:00 PM ET.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed, and supported worldwide by selected Value Added Resellers, Original Equipment Manufacturers and Systems Integrators. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission.

    CONTACT: Qualstar Corporation
             Frederic T. Boyer, 805-583-7744
             fboyer@qualstar.com
             or
             FRB/Weber Shandwick
             Investor/Analyst Information
             Scott Malchow, 310-407-6505
             smalchow@webershandwick.com